Exhibit 10.7

February 4, 2011

Dr. David Stamler

Via Email: David_magnolia@yahoo.com

Dear David:

We are pleased to offer you a part-time position with Auspex Pharmaceuticals, Inc. (the “Company”), as Chief Medical Officer. You will report to the Chief Operating Officer of the Company. During the period commencing effective January 15, 2011 and ending on September 15, 2011 (the “Term”), we expect that you will devote the equivalent of at least three full business days per week to the performance of your duties hereunder. At any time prior to September 15, 2011 (the “Determination Date”), the Company may notify you in writing of the Company’s election that you begin serving the Company in a full-time capacity commencing as of the Determination Date (the “Extension Election”), in which case the terms of this offer letter shall continue until the parties enter into an amended agreement or your employment is terminated by you or the Company in accordance with the terms of this offer letter. In the event that the Company does not deliver to you an Extension Election prior to September 15, 2011, the term of this Agreement and your employment with the Company shall terminate as of September 15, 2011.

Prior to the Determination Date, your compensation shall be equal to a $168,000 annual salary (based on a full-time salary of $280,000). In the event the Company delivers the Extension Election in accordance with the preceding paragraph, then commencing on the Determination Date your compensation shall be equal to a $280,000 annual salary. Your salary shall to be paid in accordance with the Company’s normal payroll schedule and subject to standard payroll deductions and withholdings.

In this position, your decisions will directly support the direction and growth of the Company. Considering the stage of the Company, it is not possible at this time to fully define all of your duties, so the Company may modify your role, as business needs require. You agree not to engage in any other employment, occupation or consulting while employed with the Company that will conflict with your responsibilities to Company.

You will also be eligible to participate in the Company’s 2010 Equity Incentive Plan (the “Plan”), a copy of which is included for your information and which may be modified by the Board of Directors from time to time. Subject to the approval of the Board of Directors, as soon as practicable following the commencement of your employment with the Company, you will be granted an option (the “Initial Option”) to purchase 1,392,074 shares of the Company’s Common Stock in accordance with the Plan, which number is equal to 0.6% of the Company’s capitalization on a fully-diluted basis (assuming the exercise of all outstanding warrants and stock options and the unallocated pool of stock awards available for future issuance under the Plan) as

Dr. David Stamler

February 4, 2011

Page Two

of the date hereof (the “Fully-Diluted Capitalization”). The price per share under the Initial Option will be equal to the fair market price of the Common Stock on the date of the grant, as determined by the Board of Directors. 1/48th of the shares underlying the Initial Option will vest each month over a four year vesting period commencing on January 15, 2011. If the Company exercises the Extension Election, then, subject to the approval of the Board of Directors and as soon as practicable following the Determination Date, the Company shall grant you an additional stock option (the “Additional Option”) to purchase 928,049 shares of the Company’s Common Stock in accordance with the Plan, which number is equal to 0.4% of the Fully-Diluted Capitalization. 1/48th of the shares underlying the Additional Option will vest each month over a four year vesting period commencing on the Determination Date. The price per share under the Additional Option will be equal to the fair market price of the Common Stock on the data of the grant, as determined by the Board of Directors. You acknowledge that the fair market value per share of such Additional Option may be higher than that of the Initial Option. You will be required to sign the applicable Stock Option Agreement in connection with the grant of the Initial Option and the Additional Option and such options will be subject to the terms and conditions of the Plan and the applicable Option Agreement.

In addition, you are eligible to participate in all of the employee benefits that the Company offers to its regular full-time employees, subject to the terms and conditions of the applicable policy or plan, which may be modified from time to time, at the Company’s discretion; provided, however, that you have elected to obtain medical coverage under your own medical coverage plan rather than under the Auspex medical coverage plan and that you will be reimbursed $1872.00 per month from June 1st 2011 to the Determination Date. A more detailed explanation of the benefits and medical coverage invoicing procedures can be provided to you upon request.

In compliance with federal laws and regulations, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States as a condition of employment. Such documentation must initially be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Your employment with the Company is “at will,” which means your employment may be terminated, by either you or the Company at any time, with or without cause or advance notice. In connection with this at will relationship, the Company reserves the right to exercise its managerial discretion in such areas as assignment of duties, compensation, benefits and discipline. Of course, the provisions of this paragraph are subject to the various other provisions of this offer letter, which other provisions shall govern to the extent that there is any conflict.

We will need you to read and sign several documents as a condition of your employment with the Company. These include:

•	A Prior Employment Agreements schedule (Exhibit A attached) that lists any and all agreements relating to your prior employment that may affect your ability to be employed by the Company or limit the manner in which you may be employed. Unless you advise us to the contrary we will assume that by accepting this offer there are no agreements that will prevent you from being employed by the Company or performing your duties here.

•	A copy of the Company’s rules (copy of Company Rules attached) which outlines basic Company policies.

•	A copy of the Arbitration Agreement, a copy of which is attached.

Dr. David Stamler

February 4, 2011

Page Three

•	You have already executed a copy of a Confidentiality Agreement and a Non-Disclosure and Developments Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment with the Company, and non-disclosure of Company proprietary information. An executed copy of this document was given to you.

This offer letter, along with the Confidentiality Agreement, Nondisclosure and Developments Agreement, Arbitration Agreement and Stock Option Agreement sets forth the terms and conditions of your employment with the Company, and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral, and any consulting agreement between you and the Company. This offer letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer and you.

This offer is contingent upon the verification by the Company of information you have provided to us regarding your qualifications for employment. If you are in agreement with this offer, please indicate your acceptance by signing below and indicating your start date. Please return two executed copies of this offer letter.

David, we are extremely excited to make you this offer and look forward to having you as part of the Auspex team. We think you will be a very valuable addition to the Company and will help it to achieve Its long-term goals.

AUSPEX PHARMACEUTICALS, INC.

By:	/s/ Andreas Sommer

Name:	Andreas Sommer
Title:	Chief Operating Officer
Date:	Febr. 15, 2011

Agreed to and accepted:

By:	/s/ David Stamler

Name:	David Stamler

Start Date: January 15, 2011

Enclosures:

Arbitration Form

Confidentiality Agreement

Non-Disclosure and Developments Agreement